Exhibit 99.1

For Immediate Release

Contact:	Lee Underwood
Media Relations
(706) 644-0528

F. Dixon Brooke Jr. Appointed to Synovus Board of Directors

COLUMBUS, Ga., Jan. 19, 2017 — Synovus Financial Corp. (NYSE: SNV) announced the appointment of F. Dixon Brooke Jr., former president and chief executive officer of EBSCO Industries, to its Board of Directors, effective immediately.

Brooke served more than eight years as president and CEO of EBSCO, a privately owned company based in Birmingham, AL, with operations in 23 countries and approximately $2.7 billion in annual revenues. He retired from EBSCO in 2014 after 40 years of service to the company.

Brooke currently serves as chairman of the advisory board of First Commercial Bank, the Birmingham division of Synovus Bank, as a director of EBSCO and McWane, Inc. and as a director of the non-profit boards of the Alabama Wildlife Federation, the Alabama Symphony Orchestra, and the Boy Scouts of America, Central Alabama Council.

“With deep experience leading a diversified multinational company, Dixon will bring significant insights to a range of business, capital markets, and strategic issues.” said Kessel D. Stelling, chairman and CEO of Synovus. “He has made valuable contributions as chairman of First Commercial’s advisory board, and we look forward to his service on the Synovus Board of Directors.”

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $30 billion in assets. Synovus provides commercial and retail banking, investment, and mortgage services to customers through 28 locally-branded divisions, 248 branches, and 328 ATMs in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus Bank, a wholly owned subsidiary of Synovus, was recognized as one of America’s Most Reputable Banks by American Banker and the Reputation Institute in 2016 and 2015, and was named “Best Regional Bank, Southeast” by MONEY Magazine for 2016-17. Synovus is on the web at synovus.com, on Twitter @synovus, and on LinkedIn at http://linkedin.com/company/synovus.